Kirkpatrick & Lockhart LLP                                75 State Street
                                                          Boston, MA 02109-1808
                                                          617.261.3100
                                                          www.kl.com

                                 August 12, 2003



Liberty All-Star Growth Fund, Inc.
One Financial Center
Boston, Massachusetts 02111-2621



Ladies and Gentlemen:

         We have acted as counsel to Liberty All-Star Growth Fund, Inc. ("Fund"), a Maryland corporation, in connection with the issuance of up to 3,305,214 shares (the "Shares") of the Fund's common stock, par value $0.10 per share, pursuant to the exercise of rights (the "Rights") to purchase common stock to be distributed to the Fund's shareholders in accordance with the Fund's registration statement on Form N-2 (File Nos. 333-106675 and 811-4537) filed on June 30, 2003 and amended on August 12, 2003 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act").

         You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Fund's Charter and Bylaws and the corporate action of the Fund that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have further examined and relied upon certificates of public officials as to certain matters of fact that are material to our opinion.

         Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Fund. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:


          1.  The Shares have been duly authorized for issuance by the Fund; and

          2. When issued and paid for upon the terms provided in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

     This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references to our firm in the prospectus and statement of additional
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Kirkpatrick & Lockhart LLP

Liberty All-Star Growth Fund, Inc.
August 12, 2003
Page 2


information that are being filed as part of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Heidi A. Hoefler, counsel to the Fund, may also rely on this opinion in delivering her opinion to the New York Stock Exchange in connection with the listing of the Shares. This opinion may not be relied on by any other person or for any other purpose without our prior written consent.



                                Very truly yours,


                                /s/ Kirkpatrick & Lockhart LLP
                                --------------------------------
                                    Kirkpatrick & Lockhart LLP